                                                                    Exhibit 99.1
Form 5 (continuation)
Item 1.         R. Jarrett Lilien
                135 E. 57th Street
                New York, New York  10022
Item 2.         E*TRADE Financial Corporation
Item 3.         12/31/2005

(1)     On November 10, 1999,  the R. Jarrett  Lilien (the  "Reporting  Person")
through Pistons Consultants,  Ltd., an entity (the "Entity") wholly owned by the
Reporting  Person,  entered into a contract (the "Contract")  relating to 85,508 shares of common  stock of E*TRADE  Financial  Corporation  (the "Base Number of
Shares"),  pursuant to which the Entity will  deliver on or about  November  13,
2006 (the  "Valuation  Date") a number of shares  of common  stock  (or,  at the option of the Reporting  Person,  the cash equivalent of such shares),  equal to the lesser of:

        (a) the Base Number of Shares

        and

        (b) the Base Number of Shares  multiplied by (1) the sum,  determined as of the Valuation  Date,  of (A) $31.7270 and (B) the amount,  if any, by which  the  Final  Price  (the  average  price  per  share at which  the counterparty  is able  to  execute  transactions  eliminating  it  hedge position in respect to this Contract,  as determined by the counterparty during  an  averaging  period  beginning  not more  than  five  Exchange
        Business Days prior to November 13, 2006) exceeds  $50.7632,  divided by
        (2) the Final Price.

        In  connection  with entering  into the  Contract,  the Entity  received aggregate cash consideration of $2,061,813.61. The Entity has pledged the amount of shares of common  stock  equal to the Base  Amount to secure the  obligations under the Contract.